                                                                    EXHIBIT 2.2

RICHARD L. WYNNE (SBN 120349)
CHRISTOPHER W. COMBS (SBN 148389)
WYNNE SPIEGEL ITKIN, A Law Corporation
1901 Avenue of the Stars, 16th Floor
Los Angeles, California 90067
Telephone:   (310) 551-1015
Facsimile:   (310) 551-3059
Attorneys for Debtor and
Debtor in Possession


                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                          SAN FERNANDO VALLEY DIVISION

  In re                                    Case No. SV 99-23968-AG
  CASMYN CORP.,
  a Colorado corporation,                  Chapter 11

                                           ORDER CONFIRMING DEBTOR'S
                   Debtor.                 SECOND AMENDED CHAPTER 11
                                           PLAN OF REORGANIZATION

                                         Date:    March 31, 2000
                                         Time:    9:00 a.m.
                                         Place:   Courtroom 302
                                                  21041 Burbank Blvd.
                                                  Woodland Hills, CA 91367

------------------------------------

         At 9:00 a.m. on March 31, 2000, a hearing was held before the undersigned United States Bankruptcy Judge to consider confirmation of the DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Plan"), filed by Casmyn Corp., a Colorado corporation, debtor and debtor in possession (the "Debtor"). Richard L. Wynne and Christopher W. Combs, of Wynne Spiegel Itkin, A Law Corporation, appeared for the Debtor. Howard J. Steinberg, of Irell & Manella LLP, appeared for the Official Committee of Creditors Holding Unsecured Claims (the "Committee"). J. Scott Bovitz, of Bovitz & Spitzer, appeared for Firdosh Datoo. MaryAnne B. Wilsbacher, of the Office of the United States Trustee, appeared for the United States Trustee. Other appearances were noted on the record.

         Having considered the Plan, the MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF CONFIRMATION OF DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Confirmation Memorandum") and the Declarations and Exhibits attached thereto, the AMENDED STIPULATION BY DEBTOR, FIRDOSH DATOO, AND CREDITORS' COMMITTEE RE WITHDRAWAL OF FIRDOSH DATOO'S OBJECTIONS TO CONFIRMATION (the "Datoo Stipulation to Withdraw"), the OBJECTION OF HANIF DAHYA TO SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Late-Filed Dahya Objection"), the DEBTOR'S RESPONSE TO LATE CONFIRMATION OBJECTION BY HANIF DAHYA, the DECLARATION OF SUSAN J. PERRY RE TABULATION OF BALLOTS IN CONNECTION WITH DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Ballot Analysis"), the DECLARATION OF CRAIG OLAH RE SERVICE OF PLAN SOLICITATION PACKAGE, the SUPPLEMENTAL DECLARATION RE SERVICE OF PLAN SOLICITATION PACKAGE OF SUSAN J. PERRY, the DEBTOR'S REQUEST FOR JUDICIAL NOTICE OF ITS OBJECTION TO CLAIM FILED BY HANIF DAHYA, all other memoranda of points and authorities, notices, declarations, exhibits, and other pleadings submitted by the Debtor in support of confirmation of the Plan, the record in this case, and the arguments and representations of counsel at the hearing on confirmation of the Plan, and it appearing that confirmation of the Plan is in the best interests of the estate and supported by sufficient evidence,

         THE COURT HEREBY FINDS AND CONCLUDES AS FOLLOWS:

         A. On December 7, 1999, Debtor filed a voluntary petition under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

         B. The Debtor is a proper debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

         C. Pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, from and after the commencement of this case, the Debtor has continued to operate its business and manage its assets as a debtor in possession.

         D. Pursuant to 28 U.S.C. Sections 157 and 1334, the Court has jurisdiction to confirm the Plan. The confirmation hearing is a core proceeding under 28 U.S.C. Section 157(b)(2)(1). Venue of this case is proper in this district pursuant to 28 U.S.C. Section 1408.

         E. At a hearing held on February 3, 2000, and pursuant to an order entered that day (the "Disclosure Statement Order"), the Court approved the Debtor's SECOND AMENDED DISCLOSURE STATEMENT DESCRIBING DEBTOR'S SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION (the "Disclosure Statement") as containing adequate information as required by section 1125 of the Bankruptcy Code, and approved the transmittal of the Disclosure Statement for the solicitation of votes on the Plan. The Plan and Disclosure Statement included many provisions that the Debtor had incorporated to address various concerns and issues raised by the Committee, the United States Trustee, and the Securities and Exchange Commission, all of whom approved the final versions of the Plan and Disclosure Statement.

         F. On February 11, 2000, as authorized by the Disclosure Statement Order and Bankruptcy Rules 2002(b) and 3017(d), and as evidenced by the DECLARATION OF CRAIG OLAH RE SERVICE OF PLAN SOLICITATION PACKAGE, filed on March 24, 2000, the Debtor sent to all holders of claims and interests, and to all persons requesting special notice, the Plan, the Disclosure Statement, the Disclosure Statement Order, the NOTICE OF: (1) APPROVAL OF DISCLOSURE STATEMENT,
(2) HEARING ON CONFIRMATION OF DEBTOR'S PLAN OF REORGANIZATION, (3) LAST DATE FOR SUBMISSION OF BALLOTS ACCEPTING OR REJECTING DEBTOR'S PLAN OF REORGANIZATION, AND (4) LAST DATE FOR FILING OBJECTIONS TO CONFIRMATION OF DEBTOR'S PLAN OF REORGANIZATION, a letter from the Committee's bankruptcy lawyers endorsing the Plan, and appropriate Ballots for voting on the Plan. Thus, all known creditors of the Debtor and parties in interest in the Debtor's chapter 11 case received timely and proper notice of the confirmation hearing and of the last day to vote on and object to confirmation of the Plan.

         G. On February 14, 2000, Firdosh Datoo served on the Debtor FIRDOSH DATOO'S FIRST SET OF OBJECTIONS TO CONFIRMATION OF THE SECOND AMENDED PLAN, which Mr. Datoo withdrew pursuant to the Datoo Stipulation to Withdraw.

         H. By 5:00 p.m. on March 17, 2000, the deadline for voting on the Plan and submitting objections to confirmation to the Debtor's bankruptcy counsel, the Plan had been accepted by all impaired classes of claims and interests that voted on the Plan, as set forth in the Ballot Analysis.

         I. After the deadline for voting on the Plan, Hanif Dahya submitted his vote to reject the Plan, as evidenced by the Declaration of Susan J. Perry and Exhibits "1"-"3" attached to the DEBTOR'S RESPONSE TO LATE CONFIRMATION OBJECTION BY HANIF DAHYA.

         J. On March 20, 2000, after the deadline for objecting to confirmation, Hanif Dahya submitted the Late-Filed Dahya Objection, as evidenced by the Declaration of Susan J. Perry and Exhibits "1"-"3" attached to the DEBTOR'S RESPONSE TO LATE CONFIRMATION OBJECTION BY HANIF DAHYA.

         K. Mr. Dahya is represented by bankruptcy counsel, who received notice of all confirmation deadlines, and who attended the hearing when the Court approved the Disclosure Statement and set all confirmation deadlines. Thus, Hanif Dahya was aware of the deadline for submitting ballots and confirmation objections.

         L. Based upon the findings and conclusions set forth in paragraphs M-Z, below, the Plan complies with the applicable provisions of the Bankruptcy Code and, therefore, satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code.

         M. Article 3 of the Plan designates 5 classes of claims and 3 classes of interests. All such classes contain claims or interests that are substantially similar to other claims or interests in that class. Thus, the Plan satisfies the requirements of section 1122(a) of the Bankruptcy Code.

         N. Articles 3.2-3.3 of the Plan designate classes of claims other than claims of a priority specified in paragraphs 1, 2, and 8 of section 507(a) of the Bankruptcy Code and classes of interests. Thus, the Plan satisfies the requirements of section 1123(a)(1) of the Bankruptcy Code.

         O. Articles 3.2-3.3 of the Plan specify all classes of claims or interests that are not impaired under the Plan. Thus, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

         P. Articles 3.4-3.21 of the Plan specify the treatment of all classes of claims or interests that are impaired under the Plan. Thus, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

         Q. Article 3 of the Plan provides for the same treatment for each claim or interest of the particular class set forth in the Plan. In particular,
Article 3.5 of the Plan provides for the same treatment for each claim in Class 2, including the claim asserted by Hanif Dahya for indemnification, as follows:
"All Allowed Class 2 Claims shall be paid in full on the Effective Date or as soon as such Claim becomes an Allowed Claim pursuant to a Final Order". Thus, all Class 2 Claims are treated the same way - with full payment the moment they become Allowed Claims. Mr. Dahya's indemnification claim is both contingent and unliquidated, because, as Mr. Dahya concedes in the Late-Filed Dahya Objection, the allowability of his claim will have to await the outcome of his litigation with the Debtor and the amount of his claim is unknown. As a result, Mr. Dahya's indemnification claim is not now an Allowed Class 2 Claim. The Debtor vigorously disputes the legitimacy of Mr. Dahya's claim pursuant to an objection to claim, together with a counterclaim, that the Debtor filed and served on March 24, 2000. The Debtor will make payment on Mr. Dahya's claim if it becomes an Allowed Claim if the Court overrules the Debtor's objection and counterclaim to Mr. Dahya's claim. This is the same treatment afforded all other members of Class 2. Thus, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

         R. As set forth in Article 5 of the Plan, the Plan provides adequate means for its implementation. Thus, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

         S. Article 5.18(a) of the Plan requires the Debtor to include in its corporate charter a provision prohibiting the issuance of nonvoting equity securities and otherwise complying with section 1123(a)(6) of the Bankruptcy Code. The Debtor's newly-drafted By-Laws and Articles of Incorporation, copies of which are attached hereto as Exhibit

"1", include such a provision. Thus, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

         T. The Plan contains only provisions that are consistent with the interests of creditors, equity security holders and public policy with respect to the manner of selection of any officer, director or trustee under the Plan and any successor thereto. Thus, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

         U. Article 3 of the Plan specifies the classes of claims and interests impaired and unimpaired under the Plan, whether secured or unsecured, and also describes the treatment of these classes. Thus, the Plan conforms with the permissive provisions of section 1123(b)(1) of the Bankruptcy Code.

         V. Article 7 of the Plan and Exhibits "4" and "5" thereto provide for the assumption or rejection of each of the Debtor's potential executory contracts and unexpired leases. Thus, the Plan conforms with the permissive provisions of section 1123(b)(2) of the Bankruptcy Code.

         W. Article 8.8 of the Plan provides that on the Effective Date (as defined in the Plan) the Debtor shall be revested with all property of the bankruptcy estate, including all Litigation Claims, as defined in Article 2.1.41 of the Plan, except to the extent that any other party is authorized to assert any Litigation Claims on behalf of the estate pursuant to Court order. Thus, the Plan conforms with the permissive provisions of section 1123(b)(3) of the Bankruptcy Code.

         X. The Plan does not provide for the sale of all or substantially all of the property of the estate. Thus, the permissive provisions of section 1123(b)(4) of the Bankruptcy Code are inapplicable to the Plan.

         Y. As described in Article 3 of the Plan, the Debtor's treatment of the claims of its unsecured creditors either modifies such creditors' rights or leaves them unaffected. Thus, the Plan conforms with the permissive provisions of section 1123(b)(5) of the Bankruptcy Code.

         Z. No provisions in the Plan are inconsistent with the applicable provisions of title 11. Thus, the Plan conforms with the permissive provisions of section 1123(b)(6) of the Bankruptcy Code.

         AA. Based upon the findings and conclusions set forth in paragraphs BB-CC, below, the Debtor has complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1127 thereof, and the Plan therefore satisfies the requirements of section 1129(a)(2) of the Bankruptcy Code.

         BB. As evidenced by the DECLARATION OF CRAIG OLAH RE SERVICE OF PLAN SOLICITATION PACKAGE and the SUPPLEMENTAL DECLARATION RE SERVICE OF PLAN SOLICITATION PACKAGE OF SUSAN J. PERRY, the Debtor solicited votes to accept and reject the Plan in accordance with the Disclosure Statement Order. Moreover, as set forth in paragraphs 7-8 of the Declaration of Robert N. Weingarten attached to the Confirmation Memorandum (the "Weingarten Declaration") and Exhibit "2" thereto, the Debtor issued on February 10, 2000 a press release informing the general public that the Court had approved the Disclosure Statement and set deadlines for the Debtor's distribution of the Disclosure Statement and other Plan materials to creditors and shareholders, and for creditors and shareholders to vote on the Plan and/or to object thereto, and on February 11, 2000 the Debtor filed with the Securities and Exchange Commission a Current Report on Form 8-K noting the issuance of this press release and attaching a copy thereof. As set forth in paragraphs 3-4 of the Declaration of Christopher W. Combs attached to the Confirmation Memorandum, on or about February 11, 2000, the Debtor also made available on its bankruptcy lawyers' web site, both for viewing on line and for downloading, copies of the Notice, the Plan, the Disclosure Statement, the Disclosure Statement Order, and the Committee's letter endorsing the Plan. No solicitation of acceptances of the Plan occurred before the Debtor mailed the documents described above or otherwise made them publicly available. SEE paragraph 6 of the Weingarten Declaration. Thus, the Plan satisfies the requirements of section 1125 of the Bankruptcy Code.

         CC. The Debtor has not sought to modify the Plan except to the extent that any provision in this Order constitutes a non-material modification of the Plan. Thus, the requirements of section 1127 of the Bankruptcy Code either are not applicable or are satisfied.

         DD. As evidenced by paragraphs 9-21 of the Weingarten Declaration and by the record in this case, the totality of the circumstances in this case shows that the Debtor proposed the Plan in good faith. In particular, the Debtor has at all times under its new management sought to reorganize with the best interests in mind of the Debtor's creditors, its preferred shareholders, and its common shareholders. Accordingly, and in light of the Debtor's payment in full of general unsecured creditors, the treatment of the preferred shareholders' unsecured claims pursuant to arms'-length negotiations with the Committee, the generous treatment of common shareholders, and the approval by the voting creditors and shareholders, the Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

         EE. As set forth in Articles 4.1-4.2 of the Plan and paragraph 22 of the Weingarten Declaration, any payments made or to be made by the Debtor to professional persons for services or for costs and expenses in, or in connection with, the Debtor's chapter 11 case, have been and will be disclosed to the Court in applications to employ and/or compensate the professionals, subject to approval by the Court as reasonable, and professional persons employed at the expense of the estate and persons entitled to an allowance of fees and expenses from the estate pursuant to sections 503(b)(2) through (6) of the Bankruptcy Code shall receive cash in amounts awarded by the Court as soon as practicable after the entry of orders allowing such fees and expenses. Thus, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

         FF. As set forth in Article 5.4 of the Plan, Section 8.B.14 of the Disclosure Statement, and paragraph 23 of the Weingarten Declaration, the Debtor has disclosed the identity and affiliations of the individuals proposed to serve, after confirmation of the

Plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan, and the identity of all insiders to be employed or retained by the reorganized Debtor and the nature of any compensation for such insider. All such connections are consistent with the interests of creditors and equity security holders and with public policy. In addition, as set forth in paragraph 24 of the Weingarten Declaration, the Debtor has disclosed its determination, with which the Committee concurs, that in light of the services provided by Mark S. Zucker and Robert N. Weingarten in facilitating the Debtor's rapid and successful reorganization, Mr. Zucker should receive a reorganization bonus of 100% of his annual salary of $250,000, or $250,000, and that Mr. Weingarten should receive a reorganization bonus of 50% of his annual salary of $120,000, or $60,000. Thus, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

         GG. As set forth in paragraph 25 of the Weingarten Declaration, the Debtor is not subject to any governmental regulatory commission regarding rates. Thus, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.

         HH. As set forth in the extensive analysis provided in the Declaration of Gregory J. Gosson attached to the Confirmation Memorandum, together with Exhibits "A" through "J" thereto, and in paragraphs 26-30 of the Weingarten Declaration, all creditors will receive at least as much under the Plan as they would in a chapter 7 liquidation. Because all creditors have either consented to their treatment under the Plan or will receive or retain property with a value, as of the Effective Date, that is not less than the amount that such creditors would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

         II. As set forth in the Ballot Analysis, the Plan was accepted by at least two thirds in amount and more than one half in number of the allowed claims of each class of claims and by at least two thirds in amount of the allowed interests of each class of interests. Thus, the Plan satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code.

         JJ. Article 4.1 of the Plan provides that each holder of an allowed administrative claim will receive cash equal to the then-unpaid portion of such allowed administrative claim, unless the holder of the allowed administrative claim agrees to a different treatment, or the payment of New Securities, subject to agreement by the Reorganized Debtor and the holder of the allowed administrative claim. Thus, the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.

         KK. Articles 3.2-3.3 of the Plan provide that each holder of an allowed priority claim under section 507(a)(3), (4), (5), (6), or (7) of the Bankruptcy Code will be paid in full on the Effective Date or 10 days after the entry of a Final Order allowing such claim. Thus, the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.

         LL. Article 4.5 of the Plan provides that each holder of a claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code will be paid in full within six years of the date of assessment plus interest at a rate of 8% or, at the Reorganized Debtor's option, cash on the Effective Date equal to the amount of the allowed claim, unless the holder agrees to a different treatment. Thus, the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

         MM. As set forth in the Ballot Analysis, excluding the acceptance of any insider as defined in section 101(31) of the Bankruptcy Code, the following classes of impaired claims entitled to vote have voted to accept the Plan: Class 2, Class 3, and Class 4. Class 1 is unimpaired, and Class 8 is not entitled to vote. Thus, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

         NN. The Debtor has demonstrated that the Plan presents a workable plan of reorganization and operation from which there may be a reasonable expectation of success and that confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan. First, the Debtor has reorganized approximately $27,000,000 in unsecured obligations and will emerge from bankruptcy completely debt-free. Second, as set forth in paragraph 31 of the Weingarten Declaration, the Debtor will have more than enough cash on the Effective Date to pay all the claims and expenses that are entitled to be paid. Third, as set forth in paragraph 32 of the Weingarten Declaration, the Plan does not require the Debtor to make any further payments to creditors after the Effective Date, so the Debtor's performance after the Effective Date will not affect its ability to comply with its obligations under the Plan. Fourth, as evidenced by paragraphs 33-34 of the Weingarten Declaration and Exhibit "3" thereto, the Debtor's financial projections for its operations after the Effective Date, based on the assumptions and notes included therein, demonstrate that the Debtor has more than a reasonable probability of operating as a financially stable company for at least three years after it emerges from bankruptcy.
Thus, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

         OO. As set forth in paragraph 35 of the Weingarten Declaration, the Debtor has paid or will pay all Court costs and all fees payable under section 1930 of title 28 in cash in full on or before the Effective Date. Thus, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

         PP. As set forth in paragraph 36 of the Weingarten Declaration, there are no retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, to be paid under the Plan. Thus, section 1129(a)(13) of the Bankruptcy Code is inapplicable to the Plan.

        QQ. Because all classes of creditors and interest holders entitled to vote on the Plan have voted to accept the Plan, the Debtor need not attempt to confirm the Plan under section 1129(b) of the Bankruptcy Code.

        RR. Consistent with Article 5.14 of the Plan, the Debtor has entered into mutual general releases with and, additionally, has received transfers of rights from the Placement Agent Parties. A copy of the ASSIGNMENT AND ASSUMPTION AGREEMENT AND

MUTUAL RELEASE between the Debtor and the Placement Agent Parties is attached as Exhibit "2" hereto.

         SS. Consistent with Articles 3.14 and 3.16 of the Plan, the Debtor has designated all of the members of the Committee, or in the alternative as many of the members of the Committee as wish to serve, as litigation trustees of the litigation trust referred to in those Articles.

         TT. The Debtor has reasonably proposed that the list of released persons and entities in Exhibit "3" to the Plan be deemed to include Paul Abramowitz, whose name was inadvertently omitted from this Exhibit, and all affiliated companies of all released parties.

         UU. To the extent that any of the findings of fact contained herein constitute conclusions of law, they shall be so deemed; and to the extent that any of the conclusions of law herein constitute findings of fact, they shall be so deemed.

         In accordance with the foregoing findings of fact and conclusions of law, and good cause appearing therefor,

         THE COURT HEREBY ORDERS THAT:

         1. The Plan does not violate section 1123(a)(4) of the Bankruptcy Code.

         2. [Intentionally deleted.]

         3. The Late-Filed Dahya Objection is overruled because Mr. Dahya's contingent and unliquidated Class 2 claim for indemnification will be paid, if it is paid at all, when all Allowed Class 2 Claims are paid, i.e. on the later of the Effective Date and the date they become Allowed Claims. The fact that Mr. Dahya's claim may not be allowed until after the Effective Date is irrelevant. Creditors should not confuse equal treatment of claims under section 1123(a)(4) with equal treatment of claimants. 7 COLLIER ON BANKRUPTCY, Section 1123.01[4][b] (15th ed. rev'd 1999). Because Mr. Dahya's claim is treated like all other Class 2 Claims, Mr. Dahya is not entitled to interest on the allowed claim and the Debtor need not establish a reserve to pay it in the event it is eventually allowed.

         4. The Plan is confirmed pursuant to section 1129(a) of the Bankruptcy Code.

         5. The Effective Date of the Plan shall be the first Business Day (as defined in the Plan) that is more than 10 days after the Confirmation Date (as defined in the Plan) on which all of the conditions to effectiveness of the Plan set forth in Article 10 of the Plan have been satisfied or waived in accordance with Article 10.7 of the Plan; provided, however, that the Debtor, with the approval of the Official Committee of Creditors Holding Unsecured Claims, may waive the 10-day requirement, in which event the Effective Date shall be the date specified in a Notice of Effective Date filed with the Bankruptcy Court and served on the Special Notice Entities.

         6. The provisions of the Plan and this Order are binding on the Debtor, the Debtor's estate, the reorganized Debtor, any entity acquiring property under the Plan, any creditor of the Debtor, and any interest holder in the Debtor, whether or not the claim or interest of such creditor or interest holder is impaired under the Plan and whether or not such creditor or interest holder has accepted the Plan.

         7. The Debtor is discharged as of the Effective Date from all debts that arose or could have been asserted against the Debtor before the date of entry of this Order and any debt of a kind specified in 11 U.S.C. Section 502(g), (h), and (i), whether or not a proof of claim based on such a debt is filed or deemed filed under 11 U.S.C. Section 501, such claim is allowed under 11 U.S.C. Section 502, or the holder of such claim has accepted the Plan, except that the obligations of the Debtor under the Plan shall survive the discharge provided by this Order.

         8. Any judgment at any time obtained in any other court, to the extent that such judgment is a determination of the liability of the Debtor with respect to any discharged debt, is void.

         9. The commencement or continuation of any action, the employment of process, or any act to collect, recover, or offset from or against the Debtor, the Debtor's estate, the reorganized Debtor, or the property of any of these entities any debt, obligation, liability, or claim that has been discharged herein is hereby forever enjoined.

        10. Except as otherwise specifically provided in the Plan, on the Effective Date, all property of the Debtor, its Estate and the Non-Debtor Affiliates, including all property subject to options granted to third parties, all Litigation Claims (except to the extent that any other party is authorized to assert any Litigation Claims on behalf of the Estate pursuant to Court order), all rights to acquire property, all contracts, leases and other agreements entered into by the Debtor in Possession on or after the Petition Date, which contracts, leases or other agreements have not expired or been terminated or assigned, and including all Cash from the sales or dispositions of property or Litigation Claims from the Petition Date to the Effective Date, all of which were made in contemplation of the Plan, shall be transferred to and vested in Holdco free and clear of all liens, Claims, encumbrances and other interests. Holdco shall receive all Cash and marketable securities, 100% of the New Goldco Common Stock, the Litigation Claims (except to the extent that any other party is authorized to assert any Litigation Claims on behalf of the Estate pursuant to Court order), the Debtor's interest in Auromar Development Corporation, and all other property not transferred to Goldco. Neither the Debtor, its Estate, the Non-Debtor Affiliates, nor any other person or entity shall retain any interest in the property transferred to Holdco. Thereupon, except as provided in the Plan, Holdco and Goldco will own and manage their property without further jurisdiction, restriction, or supervision of or by the Court and the United States Trustee, and free of any restrictions in the Bankruptcy Code and the Bankruptcy Rules, except to the extent necessary to implement or consummate the provisions of the Plan.

         11. Except as otherwise specifically provided in the Plan, the reorganized Debtor is authorized, without any additional Order of the Court, to investigate, commence, enforce, compromise, adjust, and prosecute any and all claims, causes of action, rights, or interests of Debtor or the estate to the same extent the Debtor or the estate could do so immediately before the entry of this Order, including but not limited to objections to claims and all other proceedings and matters over which the Court retains jurisdiction. All Litigation Claims of the Debtor, its Estate, and the Consolidated Non-Debtor Affiliates are preserved by the Plan and Holdco shall have full power and authority to prosecute, settle, adjust, retain, enforce or abandon any Litigation Claim as representative of the Estate under section 1123(b) of the Bankruptcy Code or otherwise in accordance with the Plan without supervision of or approval by the Bankruptcy Court or the United States Trustee and free of any restriction in the Bankruptcy Code or the Bankruptcy Rules.

         12. The members of the Committee, or in the alternative as many of the members of the Committee as wish to serve, shall be and they hereby are authorized to serve as the litigation trustees of the litigation trust referred to in Articles 3.14 and 3.16 of the Plan.

         13. The Debtor is authorized to execute all documents, instruments, and agreements required to make the Plan effective and to implement it, and to perform all other acts that may be necessary and appropriate to effectuate the terms of the Plan and to obey this Order.

         14. Consistent with Article 5.18 of the Plan, the Debtor shall be and it hereby is authorized to issue new By-Laws and Articles of Incorporation substantially in the form of the documents attached as Exhibit "1" hereto.

         15. The ASSIGNMENT AND ASSUMPTION AGREEMENT AND MUTUAL RELEASE between the Debtor and the Placement Agent Parties, a copy of which is attached as Exhibit "2" hereto, shall be and it hereby is approved. The Debtor shall be and it hereby is entitled to seek at some later time this Court's approval of the ASSIGNMENT AND ASSUMPTION AGREEMENT AND MUTUAL RELEASE as a good-faith settlement if the Debtor should so desire.

         16. On the Effective Date, the Old Securities and all securities, debt instruments, warrants, stock options and indentures and similar instruments issued by the Debtor, along with all associated contractual or other rights, shall be terminated, cancelled and rejected. On and after the Effective Date, all indentures, notes, securities, certificates, warrants, stock options and other evidence of any Claim or Interest shall represent only the right to participate in distributions under the Plan, except as otherwise expressly provided in the Plan. All Treasury Stock shall be cancelled as of the Effective Date.

         17. The first Distribution Record Date under the Plan shall be the Effective Date. All New Securities and Cash to be distributed under the Plan to Classes 3-7 shall be distributed only to persons and entities that are holders of the Debtor's Old Securities as of the first Distribution Record Date. The number of New Securities or the amount of Cash to be distributed to each holder of Old Securities shall be calculated in accordance with the Plan based upon the number of Old Securities that each such holder holds on the first Distribution Record Date.

        18. In accordance with section 1143 of the Bankruptcy Code, it shall be a condition to any distribution to the holder of an Allowed Claim or Interest that any of the Old Securities on which the Allowed Claim or Interest is based, including without limitation the Old Preferred Stock and Old Common Stock, shall be surrendered to the Reorganized Debtor or its designated representative for cancellation within one year after the confirmation date or the holder of the Allowed Claim or Allowed Interest shall be forever barred from receiving any distributions from the Reorganized Debtor. The Reorganized Debtor shall use its best efforts to provide written notice of this provision to all the Debtor's shareholders of record and to all brokerage houses that hold the Debtor's shares in street name for other parties.

        19. If a security to be surrendered under the Plan is lost, stolen, mutilated or destroyed, the security shall be deemed surrendered when the Reorganized Debtor or its designated representative receives satisfactory evidence of the loss, theft, mutilation or destruction of the security or an affidavit from the holder of the security in accordance with Division 8 of the California Uniform Commercial Code.

         20. The transfer agent for the Old Securities, and all other intermediaries, brokers or depositories, shall cooperate with the Reorganized Debtor and the holders of Allowed Claims or Allowed Interests in surrendering the securities to the Reorganized Debtor and shall cooperate with Reorganized Debtor in facilitating the Reorganized Debtor's distributions to the holders of the Allowed Claims and Allowed Interests. The Reorganized Debtor shall be authorized to pay any reasonable costs or expenses incurred by such entities in cooperating with the Reorganized Debtor.

         21. The Reorganized Debtor shall be entitled, on written request to the clearing house, brokerage, investment bank, nominee or other holder or representative of a claim or interest, to require the identification of the beneficial holder of such claim or interest on the Petition Date, the Effective Date or any Distribution Record Date. If the identity of the beneficial holder of such claim or interest is not provided within 90 days of such written request, the Reorganized Debtor shall be entitled to treat such claim or interest as disputed, and subject to the provisions of Article 6 of the Plan shall be entitled to hold any distributions otherwise payable on behalf of such claim or interest until such claim or interest becomes an Allowed Claim or Allowed Interest.

         22. Pursuant to section 1145 of the Bankruptcy Code, any New Securities that are distributed, offered or sold, or deemed distributed offered or sold, under or pursuant to the Plan, excluding the New Preferred Stock, the New Preferred Warrants, and any options or warrants issued after Confirmation pursuant to the Management Incentive Stock Option Plan and the Employee Stock Option Plan, shall be exempt from the requirements of the Securities Act of 1933, 15 U.S.C. Section 77e, and any State or local law requiring registration for the offer or sale of securities.

         23. The Debtor is designated to act and serve as disbursing agent, without compensation or bond, for the purposes of making all payments it is obligated to make under the Plan.

         24. In conjunction with the Debtor's assumption of its employment contracts with Mark S. Zucker and Robert N. Weingarten pursuant to Article 7 of the Plan and

Exhibit "5" thereto, the Debtor shall be and it hereby is authorized to pay, on the Effective Date, Mark S. Zucker a reorganization bonus of $250,000 and Robert N. Weingarten a reorganization bonus of $60,000 for their services in facilitating the Debtor's rapid and successful reorganization.

         25. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan or the making or delivery of any instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax or similar tax or fee, and all entities having notice of this Order are hereby directed to accept for filing, recording, and execution without payment of any tax all documents related to any such issuance, transfer, exchange, making, or delivery.

         26. The Court shall retain jurisdiction over this bankruptcy case for all purposes provided by the Bankruptcy Code and Article 9 of the Plan, including to hear and determine all Litigation Claims without prejudice to the rights of the holder of any Litigation Claim to pursue such Litigation Claim in another court.

         27. The Plan has been proposed in good faith and in compliance with all applicable provisions of the Bankruptcy Code, and the solicitation of acceptances or rejections of the Plan by all Persons (except as set forth below) and the offer, issuance, sale, or purchase of a security offered or sold under the Plan has been in good faith and in compliance with all applicable provisions of the Bankruptcy Code. Accordingly, on the Effective Date, each of the officers and directors and employees of the Debtor and the Non-Debtor Affiliates, each of the members of the Committee, and each of the advisors and attorneys of the Debtor and Committee listed on Exhibit "3" to the Plan, on which Paul Abramowitz and all affiliated companies of all parties listed on Exhibit "3" to the Plan (including all affiliated companies of Paul Abramowitz) shall be deemed to be listed, but specifically excluding Amyn Dahya and every other person or entity listed on Exhibit "1" to the Plan, will be deemed exculpated by Holders of Claims against and Interests in the Debtor and other parties in interest to the Case from any and all claims, causes of action, and other assertions of liability (including breach of fiduciary duty) arising out of or related to any act taken in good faith or omission made in good faith and in compliance with all applicable provisions of the Bankruptcy Code in connection with or related to the Debtor, the Case, acts taken with respect to all Litigation Claims, the exercise by such entities of their functions as members of or advisors to or attorneys for any such individuals or Committee or otherwise under applicable law, and the formulation, negotiation, preparation, dissemination, Confirmation, and consummation of the Plan and Disclosure Statement and any agreement, instrument, or other document issued under the Plan or related to the Plan or any distribution of property pursuant to the Plan. Nevertheless, this provision will have no effect on liability for any act or omission of the officers and directors and employees of the Debtor and the Non-Debtor Affiliates, the members of the Committee, and each of their advisors and attorneys to the extent that such act or omission is ULTRA VIRES or constitutes actual fraud. Nothing contained herein shall limit or restrict the right of the Debtor, Reorganized Debtor and/or any person or entity authorized by the Bankruptcy Court to bring any Litigation Claims, and no such person or entity sued by the Debtor or Reorganized Debtor, either before or after the Effective Date, shall have the protections of this provision.

        28. Notwithstanding any provision in the Plan to the contrary, the Plan shall be deemed to incorporate the provisions in this paragraph. "The New Goldco Series 2 Warrants" will mean new warrants to be issued by Goldco on the Effective Date to each holder of New Holdco Common Stock, one New Goldco Series 2 Warrant for each share of New Holdco Common Stock. The New Goldco Series 2 Warrants will be exercisable at $6 each for a term of one year after the Effective Date and will be detachable from and independently tradeable from shares of New Holdco Common Stock after six months from the Effective Date. The New Goldco Series 2 Warrants will be issued pursuant to section 1145 of the Bankruptcy Code and, accordingly, will be exempt from the requirements of the Securities Act of 1933, 15 U.S.C. Section 77e, and any State or local law requiring registration for the offer or sale of securities.

         29. On June 30, 2000, the reorganized Debtor shall file a status report explaining what progress has been made toward consummation of the Plan (the "Report"). The Report shall be served on the United States Trustee, the 20 largest unsecured creditors, and those parties who have requested special notice. The Report shall include at least the information particularly set forth in Local Bankruptcy Rule 3020-1(2). A post-confirmation status conference shall take place at 1:30 p.m. on July 19, 2000. If the above-referenced case is converted to one under chapter 7, the property of the reorganized Debtor shall be revested in the chapter 7 estate. DATED: ____3/31/2000_________

                                          ______________/S/____________________
                                          THE HONORABLE ARTHUR M. GREENWALD
                                          UNITED STATES BANKRUPTCY JUDGE

SUBMITTED BY:
Casmyn Corp., a Colorado corporation


         _________/S/______________________________
By:      Richard L. Wynne
         Christopher W. Combs
         WYNNE SPIEGEL ITKIN, A Law Corporation
         Attorneys for the Debtor and Debtor in Possession


APPROVED:
Official Committee of Creditors Holding Unsecured Claims


         _________/S/______________________________
By:      Howard J. Steinberg
         IRELL & MANELLA LLP
         Attorneys for the Committee